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[LOGO]                                                              NEWS RELEASE


FOR IMMEDIATE RELEASE

                                           CONTACTS:         Rich Phillips
                                                             NIC
                                                             (877) 445-4306
                                                             rich@nicusa.com

                                                             Bob Tyhurst
                                                             E-Filing.com, Inc.
                                                             (415) 331-0418
                                                             btyhurst@swbell.net


 NIC PARTNERS WITH E-FILING.COM TO EXPAND JUDICIAL EGOVERNMENT APPLICATIONS FOR
                   CIVIL, CRIMINAL AND FEDERAL COURT SYSTEMS

    NIC INVESTS $5 MILLION IN E-FILING FOR A 20 PERCENT SHARE OF THE COMPANY

OVERLAND PARK, Kan. - (April 6, 2000) - NIC (Nasdaq: EGOV), the world's largest eGovernment solutions provider, today announced a strategic partnership with E-Filing.com, a leading provider of online filing applications for legal services. The partnership will enable both E-Filing.com and NIC to rapidly expand access to judicial eGovernment applications nationwide.

Said Dr. Mohammed Shaikh, Chairman and CEO of E-Filing.com, "The strategic partnership with NIC will allow E-Filing to rapidly expand its activities through existing NIC relationships. Their eGovernment model offers an enterprise-wide solution, effective policy control by the government entity, and an opportunity to increase efficiencies with no upfront capital expenditures. We support the NIC model for eGovernment and believe this partnership will significantly enable us to expand and serve our government partners."

Said Jim Dodd, president and CEO of NIC, "As the market leader, it is our responsibility to continue to expand our application and service portfolio to support all government services at the local, state and federal level. Our partnership with E-Filing.com will enable us to rapidly deliver new services and applications for the legal community and courts. This alliance is a clear reflection of our commitment to application innovation and the expansion of existing services for all our government partners."


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NIC PARTNERS WITH E-FILING.COM TO EXPAND JUDICIAL APPLICATIONS    2-2-2-2

NIC has invested $5 million in E-Filing.com giving NIC ownership of 20 percent of the company through Series A voting preferred stock. The partnership includes two seats on E-Filing.com's board with voting rights. NIC expects to account for the investment under the equity method.

ABOUT E-FILING.COM

E-Filing.com currently provides access to online legal filing services in six California county court systems and one Georgia court system. Expansion includes plans to be in an additional six states and sixteen court systems by year-end.

E-Filing's eGovernment Legal Services support civil, criminal and federal court filings by state including case management applications and real-time file searches. The legal services portal also provides comprehensive access to filing documents such as hearing requests, subpoenas, summons and protective orders. For more information, visit E-Filing at www.e-filing.com.

ABOUT NIC

NIC is the world's largest eGovernment solutions provider dedicated to positively transforming the relationships among citizens, businesses and government. Through federal, state, local and global government partnerships, NIC manages millions of transactions and thousands of applications accessible to more than 140 million people worldwide. For more information, visit NIC at WWW.NICUSA.COM.

Special Note: The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of e-government solutions by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's Annual Report on Form 10-K filed on March 10, 2000 with the Securities and Exchange Commission and in the Company's most recent quarterly report filed with the SEC.


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